Exhibit 99.1

For Immediate Release

Echo Global Logistics Elects David Habiger to its Board of Directors

Eric Lefkofsky Retires from Board

CHICAGO, IL — December 28, 2012 (Marketwire) — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, announced that David Habiger was named to the Company’s Board of Directors, effective December 28, 2012.

Mr. Habiger is the former Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that was acquired by Cisco in August 2012. Previously, Mr. Habiger worked with the founding members of Sonic Solutions (NASDAQ: SNIC), or Sonic, from 1992 to March 2011, was President and Chief Executive Officer of Sonic from 2005 to March 2011 and was a director of Sonic from October 2010 to March 2011.  Mr. Habiger graduated from St. Norbert College with a bachelor’s degree in business media in 1991, and graduated from University of Chicago with a Master of Business Administration in 1998.

“David is a highly accomplished executive, and we are delighted to have him on our board,” said Douglas R. Waggoner, Chief Executive Officer of Echo. “As a former Chief Executive Officer, David will bring a wealth of knowledge and a new dimension to our board discussions and is well-suited to support our strategy for future growth.”

“The rapid growth and success of Echo is a testament to their evolved technology solutions and commitment to customer satisfaction,” said Habiger. “I feel I can provide meaningful insights as Echo continues to grow, and I’m honored to be joining the Board of Directors at such an exciting time in the company’s history.”

In coordination with Habiger’s addition to the Board of Directors, Eric P. Lefkofsky, a co-founder of Echo, is stepping down from the Board of Directors effective December 28, 2012, so as to devote more time to his early stage technology venture fund. “Echo is a remarkable company and it’s amazing how much progress the company has made over its relatively short history,” commented Lefkofsky. “I am a strong believer in the model and the world-class team Doug Waggoner has assembled.”

Waggoner stated, “Eric has been great to work with and we look forward to his continued support.” Samuel K. Skinner, Chairman of the Company’s Board of Directors, stated, “Eric’s contributions as a founder and board member to Echo have been extraordinary.”

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services. Echo maintains a proprietary web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ transportation and supply chain management needs. Echo services clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com

Source: Echo Global Logistics

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, (847) 415-9324

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